Exhibit 5

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of February 28, 2023, is entered into by and among each of the persons signatory hereto (each such person, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to those Subscription Agreements (the “Subscription Agreements”), each dated as of the date hereof, by and among Enviva Inc., a Delaware corporation (hereinafter called “EVA”), the Parties, and certain other investors (the “Subscribers”), the Subscribers have agreed to purchase, and EVA has agreed to sell, equity securities of EVA;

WHEREAS, pursuant to the Subscription Agreements, the equity securities purchased by the Subscribers may be Series A Preferred Stock, which will convert into common stock (the “Preferred Conversion”) upon satisfaction of certain conditions, which may include shareholder approval as required by Rule 312.03 of the NYSE Listed Company Manual (“Shareholder Approval”); and

WHEREAS, subject to the terms and conditions herein, the Parties desire to agree to certain voting arrangements and transfer restrictions with respect to the shares of EVA common stock (the “EVA Shares”) held by such Shareholders and their respective Affiliates (as defined below) as further described herein.

NOW THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENTS

Article 1
VOTING

Section 1.1            Voting. Each Party agrees that, if EVA seeks Shareholder Approval, such Party shall, and shall cause such Party’s Affiliates to, vote all EVA Shares then held (directly or indirectly) by such Party or such Party’s Affiliates (whether acquired in the public market, held as of the date hereof, or otherwise) in favor of the Preferred Conversion and such other proposals related thereto.

Section 1.2            Transfer Restrictions. Each Party agrees that such Party shall not, and shall not permit any controlled Affiliate of such Party to, Transfer any EVA Shares held (directly or indirectly) by such Party or such Party's Affiliates (whether acquired in the public market or otherwise) until the date of the Preferred Conversion; provided, however, the foregoing restrictions shall not apply to Transfers between or among a Party and its Affiliates provided that in the case of a Transfer from a Party to one or more of such Party’s Affiliates each such transferee executes and delivers to the other Parties a joinder pursuant to which such transferee shall become a Party for purposes of this Agreement.

Article 2

MISCELLANEOUS

Section 2.1            Entire Agreement. This Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement. This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

Section 2.2            Successors and Assigns.

(a)          All of the terms of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(b)          Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by a Party without the prior written consent of the other Parties; provided, that any Party may assign such rights, interests or obligations to an Affiliate pursuant to a transfer of EVA Shares made in accordance with Section 1.2 .

Section 2.3          Amendments and Waivers. All amendments to this Agreement, or waivers of the obligations of any party under this Agreement, must be in writing and signed by each of the Parties. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 2.4         Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a)  confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (b) actual receipt; (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); or (d) delivery by electronic mail to a Party at the electronic mail address set forth in such Party’s Subscription Agreement (or at such other address as such Party shall designate by like notice).

Section 2.5          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

Section 2.6           Dispute Resolution; Waiver of Jury Trial.

(a)          Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort, or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 2.4.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 2.7         Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 2.8          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 2.9         Counterparts. This Agreement may be executed by electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 2.10       Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each Party shall be entitled to specific performance by each other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 2.11       Certain Definitions. For purposes of this Agreement, the term “Affiliate” means with respect to a person, any other person controlling, controlled by, or under common control with such person, and “control”, including the correlative terms “controlling”, “controlled by”, and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities, by contract or otherwise; and the term “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

[The remainder of this page has been left blank intentionally; the signature pages follow.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By:	RIVERSTONE HOLDINGS, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO PF HOLDINGS, L.P.

By:	RIVERSTONE HOLDINGS, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By:	RIVERSTONE HOLDINGS, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

INCLUSIVE CAPITAL PARTNERS, L.P.

By:	/s/ Philippe Pradel
Name:	Philippe Pradel
Title:	Chief Compliance Officer and Legal Counsel

DOWNSTREAM OPPORTUNITIES II, LLC

By:	BTG PACTUAL OPEN ENDED CORE U.S. TIMBERLAND FUND, LP, its sole member
By:	BTG Pactual Open Ended Core U.S. Timberland Fund GP, LLC, its general partner

By:	/s/ Mitchell Kosches
Name:	Mitchell Kosches
Title:	Chief Compliance Officer

Ralph Alexander

/s/ Ralph Alexander

John C. Bumgarner, Jr.

/s/ John C. Bumgarner, Jr.

Gary L. Whitlock

/s/ Gary L. Whitlock

John K. Keppler

/s/ John K. Keppler

Thomas Meth

/s/ Thomas Meth